(this Exhibit 6.1 to the Judicial Reorganization Plan of Oi S.A. – Em Recuperação Judicial was originally drafted in English)

EXECUTION VERSION

SUBSCRIPTION AND COMMITMENT AGREEMENT

December 19, 2017

CONFIDENTIAL

Oi S.A. – In Judicial Reorganization
Rua Humberto de Campos, 425 7th Floor – Leblon
Rio de Janeiro – RJ 22430-190
Brazil

Ladies and Gentlemen:

We write to you in connection with the judicial reorganization of Oi S.A. – In Judicial Reorganization ("Oi" or the "Company") and certain of its subsidiaries (together with Oi, the "Debtors"), the cases for each of which are currently pending before the 7th Lower Commercial Court of Rio de Janeiro/RJ (the "Reorganization Court") (*Case Records No. 0203711-65.2016.8.19.0001*) (such proceedings, the "Reorganization Proceedings").

On December 12, 2017, the Debtors filed a plan of reorganization with the Reorganization Court (such plan, including for the avoidance of doubt all annexes, schedules and exhibits attached thereto, as modified by the attached markup which has been agreed to by each of the undersigned Investors, the "Agreed Plan"), and the Agreed Plan is scheduled to be voted on at a general meeting of creditors on December 19, 2017 (such meeting, or any such subsequent general meeting of creditors, a "GMC"). A copy of the Agreed Plan in Portuguese is attached hereto as Exhibit A. A certified English translation of the Agreed Plan will be provided to each Investor within 10 calendar days following the date of this SRC Agreement.

Now, the undersigned investors or fund managers (each, an "Investor")[1] wish to enter into this agreement (this Agreement" or this "SRC Agreement") with Oi, which sets forth the terms and conditions pursuant to which (1) Oi is obligated (on an unconditional basis once the Agreed Plan has been approved at a GMC, except to the extent not permitted under any applicable securities laws, regulations, and rules) (A) to issue new common shares of Oi ("Common Shares") under the Rights Offering (as defined below) (the "Offered Shares") on the terms contemplated herein and in the Agreed Plan and to offer each Investor the right to subscribe for its pro rata portion (based on its share of the Commitments) of the Unsubscribed Shares (as defined herein), and (B) to pay the related fees and expenses of each Investor in accordance with the terms of this SRC Agreement, and (2) each Investor on a several and not joint basis agrees to subscribe and pay for its Commitment Percentage (as defined below)of the Unsubscribed Shares pursuant to the terms set forth in this SRC Agreement (with respect to each Investor, its "Commitment").

As used in this SRC Agreement, each Investor and each of the Debtors is a "Party" and collectively the "Parties".

[1] For the avoidance of doubt, each signatory to this SRC Agreement shall be considered an Investor, including funds and accounts that appear or are referenced in the Investors' signature pages but for which do not yet have a specified Commitment Percentage.

As used in this SRC Agreement, each Investor and each of the Debtors is a "Party" and collectively the "Parties".

1. Rights Offering. As promptly as practicable following the later of (1) the date on which the transactions contemplated under Section 4.3.3 (*Bond Restructuring*) of the Agreed Plan are completed, and (2) the date on which (if and to the extent required under applicable securities laws) the Rights Registration Statement (as defined below) is declared effective by the U.S. Securities and Exchange Commission (the "SEC"), Oi shall, subject to applicable Law and the terms and conditions of the Agreed Plan:

   (a) Approve a capital increase in the amount of R$4 billion.

   (b) Offer to all holders of Common Shares and preferred shares of Oi ("Preferred Shares") at the time of approval of the capital increase (the "Record Date") the right (the "Rights") to subscribe to Common Shares of Oi at a price per share (the "Rights Offer Price") equal to R$3 billion divided by the number of Fully Diluted Company Shares immediately prior to such offering (the "Rights Offering") provided, that if as measured in the 12-months prior to the end of the most recently completed fiscal quarter prior to the commencement date of the Rights Offering (such period, the "Reference Period"), either (a) the combined EBITDA of the Debtors (excluding any extraordinary revenue not included in any projections previously shown to the Investors or filed with the Reorganization Court) or (b) the combined revenues of the Debtors (calculated in the case of each of clause (a) and (b) in the same manner as the Debtors' business plan), decrease by a percentage of more than 10% (the actual percentage of reduction, the "Reduction Percentage", and if both (a) and (b) have occurred, the greater of the two shall be the Reduction Percentage) compared to the EBITDA (excluding any extraordinary revenue not included in any projections previously shown to the Investors or filed with the Reorganization Court) or revenues (as applicable) in the 12-month period ending on the first day of the Reference Period, then the Price Per Share shall be reduced by the Reduction Percentage.

   (c) The Rights will be exercisable during a period of at least 30 calendar days following the Record Date (the "Initial Subscription Period"). The number of Common Shares to which the holder of each Common Share and each Preferred Share will be entitled will be determined in accordance with article 171 of Law No. 6,404/76 at the time that the capital increase is authorized and will be calculated in a manner such that each holder of Common Shares and Preferred Shares will be entitled to subscribe to its ratable portion of the Offered Shares during the Initial Subscription Period. Each holder of Common Shares and Preferred Shares that subscribes to purchase Offered Shares during the Initial Subscription Period will be entitled at the time that it manifests its intention to so subscribe to also manifest its intention to subscribe for (1) its ratable portion (determined based on the number of Common Shares and Preferred Shares held by all holders manifesting such intention) of any Offered Shares to which holders of Common Shares and Preferred Shares do not subscribe during the Initial Subscription Period (the "First Round Leftover Shares"), and (2) up to all of any

First Round Leftover Shares to which holders of Common Shares and Preferred Shares do not subscribe during the First Round Leftover Subscription Period (the "Second Round Leftover Shares").

(d) Within three Business Days following the expiration of the Initial Subscription Period, Oi shall verify all subscriptions to purchase Offered Shares tendered during the Initial Subscription Period and determine the number of First Round Leftover Shares. As soon as practicable thereafter, Oi will offer to each holder of Common Shares and Preferred Shares that manifested its intention to subscribe for its ratable portion of First Round Leftover Shares the right to subscribe to the First Round Leftover Shares at the Rights Offer Price. Such holders may subscribe for up to their ratable portion (determined as described above) of the First Round Leftover Shares during the 10 calendar day period following the commencement of the offering of the First Round Leftover Shares (the "First Round Leftover Subscription Period").

(e) Within three Business Days following the expiration of the First Round Leftover Subscription Period (the "Leftover Acceptance Date"), Oi shall verify all subscriptions to purchase Offered Shares tendered during the First Round Leftover Subscription Period and determine the number of Second Round Leftover Shares, if any. As soon as practicable thereafter, Oi will offer to each holder of Common Shares and Preferred Shares that manifested its intention to subscribe for Second Round Leftover Shares the right to subscribe for up to all Second Round Leftover Shares at the Rights Offer Price, during the five calendar day period following the commencement of the offering of the Second Round Leftover Shares (the "Second Round Leftover Subscription Period"). If requests for subscription of Second Round Leftover Shares exceeds the number of Second Round Leftover Shares, each holder of Common Shares and Preferred Shares who manifested their intention to subscribe for Second Round Leftover Shares will receive a pro rata share of such Second Round Leftover Shares (determined based on the number of Common Shares and Preferred Shares held by all holders manifesting such intention), up to the number of Second Round Leftover Shares for which such holder manifested its intention to subscribe. Within three Business Days following the expiration of the Second Round Leftover Subscription Period (the "Final Subscription Date"), Oi shall (1) verify all subscriptions to purchase Offered Shares tendering during the Second Round Leftover Subscription Period, and (2) if the number of Second Round Leftover Shares exceeds the number of Second Round Leftover Shares allocated to the holders of Common Shares and Preferred Shares that manifested its intention to subscribe for Second Round Leftover Shares, determine the number of Second Round Leftover Shares that are not allocated to such holders (the "Unsubscribed Shares").

(f) Following the Second Round Leftover Subscription Period the Board of Directors of Oi shall confirm the capital increase.

2. Rights Registration Statement. As promptly as practicable following the date on which the Company files its annual report on Form 20-F for the fiscal year ended December 31, 2017

(the "2017 Annual Report") with the SEC (if and to the extent required under applicable securities laws), the Company will file a registration statement on Form F-1 (or any other appropriate form) (the "Rights Registration Statement") with the SEC pursuant to which it will register the offer and sale of the Offered Shares to be offered to holders of its Common Shares and Preferred Shares under the U.S. Securities Act of 1933, as amended (the "Securities Act"). The Company will use its commercially reasonable efforts to (1) promptly respond to all comment letters received from the SEC with respect the Rights Registration Statement, (2) to amend the Rights Registration Statement to be responsive to such comments, and (3) obtain an order from the SEC declaring the Rights Registration Statement effective as promptly as possible. The Company will use its commercially reasonable efforts to cause The Bank of New York Mellon, as Depositary (the "ADR Depositary"), under (1) the Amended and Restated Deposit Agreement (Common Shares) dated as of February 27, 2012 among the Company, the ADR Depositary and all Owners and Holders from time to time of American Depositary Shares (the "Common ADSs") issued thereunder (the "Common Deposit Agreement"), and (2) the Amended and Restated Deposit Agreement (Preferred Shares) dated as of February 27, 2012 among the Company, the ADR Depositary and all Owners and Holders from time to time of American Depositary Shares (the "Preferred ADSs") issued thereunder (the "Preferred Deposit Agreement" and, together with the Common Deposit Agreement, the "Deposit Agreements") (a) to deliver the prospectus contained in the Rights Registration Statement upon its effectiveness to the holders of Common ADSs and Preferred ADSs as of the Record Date, (b) to seek instructions from holders of the holders of the Common ADSs and the Preferred ADSs with respect to the exercise of the Rights held by the custodian for the Depositary, and (c) to exercise the Rights for which the Depositary has received such instructions (together with the payment of the purchase price for the Offered Shares and all fees, expenses, taxes and charges due to the Depositary under the Deposit Agreements). The Company will use its commercially reasonable efforts to cause the Depositary to issue Common ADRs to the holders of the Common ADSs and the Preferred ADSs with respect to the Offered Shares purchased by the custodian for the Depositary pursuant to the instructions received by the Depositary and to deliver such Common ADRs to the accounts specified by such holders.

3. Commitments. Each Investor, on a several and not joint basis and subject to the terms and conditions set forth herein, hereby makes its Commitment and agrees to take all actions necessary to subscribe and pay for the percentage (the "Commitment Percentage") of the total number of Unsubscribed Shares set forth in Schedule 1 attached hereto on the terms set forth herein, subject to the number of available Unsubscribed Shares for subscription. Following the acceptance by Oi of all subscriptions to purchase Offered Shares tendered during the First Round Leftover Subscription Period and Second Round Leftover Subscription Period as described above, each Investor shall subscribe to the number of Offered Shares equal to the total number of Unsubscribed Shares multiplied by the Investors' Commitment Percentage at the Rights Offer Price.

4. Subscription for Unsubscribed Shares and Settlement.

   (a) On the Final Subscription Date, Oi shall deliver to each Investor a written notice (the "Closing Notice") setting forth the number of Unsubscribed Shares each Investor is obligated to purchase pursuant to its Commitment, the aggregate

purchase price therefor, and the account of the Company to which such aggregate purchase price is to be made on the Closing Date (as defined below). The aggregate purchase price shall be in U.S. Dollars calculated based on the closing rate for sale of U.S. Dollars published by the Brazilian Central bank on its website, on the section Quotations and Bulletins, option "Closing Quotations of All Currencies as of the close of business on the Business Day immediately preceding the date of the Closing Notice. The Closing Notice shall also contain the account and other wire transfer information for an escrow account (the "Escrow Account") established in the U.S. pursuant to one or more escrow agreements with one or more escrow agents, in each case reasonably acceptable to the Debtors and the Majority Investors.

(b) In the event that all of the conditions set forth in *Section 6* shall have been satisfied or waived in accordance with this SRC Agreement (other than conditions that by their terms are to be satisfied at the closing of the Commitments (the "Closing"), but subject to the satisfaction or waiver of such conditions) on the Final Subscription Date, the Closing shall occur on the third Business Day following the date of the Closing Notice. In the event that any of the conditions set forth in *Section 6* shall not have been satisfied or waived in accordance with this SRC Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) on the Final Subscription Date, the Closing shall take place on the date on which all of the conditions set forth in *Section 6* shall have been satisfied or waived in accordance with this SRC Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the "Closing Date".

(c) On the Closing Date, each Investor will pay to the Company, by wire transfer in immediately available funds in U.S. Dollars the aggregate purchase price specified in *Section 4(a)* hereof to the Escrow Account specified in the Closing Notice. Upon the satisfaction of all Conditions Precedents, the funds shall be released from the Escrow Account to the Company and, upon the Company's receipt of the aggregate purchase price for the number of Unsubscribed Shares such Investor is obligated to purchase pursuant to its Commitment, the Company shall (1) issue to the account designated in writing to the Company the Unsubscribed Shares and Commitment Fee Shares (as defined below), if any, free and clear of any Lien, to which such Investor is entitled, or (2) in the event that the Company has established a restricted American Depositary Receipt facility into with the Unsubscribed Shares issued to the Investors may be deposited in connection with the Closing (the "Restricted ADR Facility"), at the option of an Investor, issue to the custodian under the Restricted ADR Facility the Unsubscribed Shares and Commitment Fee Shares, if any, to which such Investor is entitled, free and clear of any Lien, and instruct the depositary of the Restricted ADR Facility to issue restricted American Depositary Shares representing such Unsubscribed Shares to the account designated in writing to the Company.

(d) Notwithstanding anything to the contrary in this Agreement, all Offered Shares, Unsubscribed Shares and Commitment Fee Shares, as applicable, will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

5. Consideration for Commitments. As consideration for the Commitments and the time and resources devoted to, and fees and expenses incurred in connection with, the negotiation of the transactions contemplated by the Agreed Plan and implementation of the Rights Offering, the undertakings by each Investor and the cost of reserving capital for their Commitments, each Investor shall receive:

(a) a commitment fee of either (1) cash equal to R$320 million multiplied by such Investor's Commitment Percentage (the "Cash Commitment Fee") in U.S. Dollars, or (2) a number of Common Shares equal to (a) R$400 million divided by the Rights Offer Price, multiplied by (b) such Investor's Commitment Percentage (the "Commitment Fee Shares" and, together with the Cash Commitment Fee, the "Commitment Fee"), subject to adjustments as provided in Section 12(e)(iv), which fee shall be earned on the date on which this SRC Agreement becomes effective pursuant to its terms, and shall be payable on the Closing Date. The form of payment of the Commitment Fee (cash or Common Shares) will be at such Investor's option, unless the volume weighted average price per share of the Common Shares trading in the B3 during the 30 consecutive calendar days ending on the Business Day immediately prior to the Record Date is R$10.0 (the "Reference Price") or more, in which case the election with respect to the form of payment of the Commitment Fee will be at the option of the Debtors. The Reference Price shall be adjusted in the event of any split, reverse split, stock dividend or other stock combination involving the Common Shares during the beginning on the date of this SRC Agreement and ending on the Record Date, in which case the Reference Price shall be adjusted proportionally to give effect to such split, reverse split, stock dividend or other stock combination involving the Common Shares. The aggregate Cash Commitment Fee in U.S. Dollars shall be calculated based on the closing rate for sale of U.S. Dollars published by the Brazilian Central bank on its website, on the section Quotations and Bulletins, option "Closing Quotations of All Currencies as of the close of business on the Business Day immediately preceding the Closing Date; and

(b) the right to subscribe, according to its Commitment Percentage, of any Unsubscribed Shares.

6. Conditions Precedent. The obligation of each Investor to subscribe and pay for the Offered Shares at the Closing shall be subject to the satisfaction or waiver by the Majority Investors of the following conditions (each, a "Condition Precedent"):

(a) *Plan Conditions*

(i) the Agreed Plan shall have been approved by creditors at a GMC without any material changes, *provided*, *however*, that, if such a change to the Agreed Plan is made, each Investor that has not terminated this SRC Agreement with respect to such Investor pursuant to its termination right under Section 12(b) hereof within 30 calendar days of due notice of change having been provided by the Debtors to the Investors, then such Investor shall be deemed to have waived this condition;

(ii) the Agreed Plan shall have been confirmed by the Reorganization Court without any material changes, *provided*, *however*, that, if such a change to the Agreed Plan is made, each Investor that has not terminated this SRC Agreement with respect to such Investor pursuant to its termination right under Section 12(b) hereof within 30 calendar days of due notice of change having been provided by the Debtors to the Investors, then such Investor shall be deemed to have waived this condition; and

(iii) there shall not have been a material breach of any obligation by any of the Debtors under the Agreed Plan, *provided*, *however*, that, if such a breach occurs, each Investor that has not terminated this SRC Agreement with respect to such Investor pursuant to its termination right under Section 12(b) hereof within 30 calendar days of due notice of change having been provided by the Debtors to the Investors, then such Investor shall be deemed to have waived this condition.

(b) *Implementation Conditions*

(i) the negotiation of definitive documents satisfactory to each Investor (1) relating to the Governance and Operational Reforms (as defined below), (2) the debt instruments described in Annexes 4.2.4, 4.3.1.2(a1), 4.3.1.2(a2), 4.3.1.2(b), 4.3.3.1(f) and 4.3.3.3(f) of the Agreed Plan (the "Debt Instrument Plan Annexes"), and (3) the Rights Offering (the "Required Documentation");

(ii) the due execution and delivery of, and performance under, the Required Documentation by all parties thereto;

(iii) there shall have been no material amendments to the Required Documentation subsequent to their execution and delivery without the consent of each Investor;

(iv) the distribution of Common Shares held on this date by PTIF shall have occurred in accordance with Section 4.3.3.4 of the Agreed Plan;

(v) the Rights Offering shall have occurred as set forth in this SRC Agreement;

(vi) the transactions shall not have given rise to any material tax or other contingent liabilities other than as disclosed to the Investors and advisers and/or reflected in the Agreed Plan;

(vii) satisfactory consummation of the restructuring on the terms set forth in the Agreed Plan, including without limitation the conversion of a portion of the debt securities issued by the Debtors in the international markets (the "Bonds") into equity (the "Debt-to-Equity Conversion") and the implementation of governance and operational changes as contemplated in the Agreed Plan (the "Governance and Operational Reforms");

(viii) The District Court of Amsterdam (the "Dutch Bankruptcy Court"), in which proceedings are pending for Oi Brasil Holdings Coöperatief U.A. ("Coop") and Portugal Telecom International Finance ("PTIF"), shall have entered orders confirming composition plans for Coop and PTIF (the "Coop Confirmation Order" and the "PTIF Confirmation Order", and together, the "Dutch Confirmation Orders") consistent in all respects with the Agreed Plan and reasonably acceptable in form and in substance to the Investors, and such orders shall not have been modified, amended, reversed, vacated or stayed;

(ix) the United States Bankruptcy Court for the Southern District of New York (the "U.S. Bankruptcy Court"), in which Chapter 15 proceedings are pending for Oi, Coop, Telemar Norte Leste S.A. ("Telemar") and Oi Móvel S.A. ("Móvel"), shall have entered order(s) enforcing the Agreed Plan (the "U.S. Enforcement Orders") consistent in all respects with the Agreed Plan and reasonably acceptable in form and in substance to the Investors, and such orders shall not have been modified, amended, reversed, vacated or stayed; and

(x) the High Court of Justice of England and Wales (the "U.K. Bankruptcy Court"), in which recognition proceedings are currently pending with respect to Oi, Telemar and Móvel, shall have entered order(s) enforcing the Agreed Plan (the "U.K. Enforcement Orders") consistent in all respects with the Agreed Plan and reasonably acceptable in form and in substance to the Investors, and such orders shall not have been modified, amended, reversed, vacated or stayed.

(c) *Legal and Regulatory Conditions*

(i) no Law has been enacted or Order issued that alters, in any material respect, the terms of, or prevents the implementation of, the Agreed Plan or the Rights Offering;

(ii) no Law has been enacted or Order issued that alters, in any material respect, the rights or interests of the Investors in connection with the transactions contemplated by the Agreed Plan;

(iii) receipt of any required regulatory approvals notifications, authorization, consents or clearances, including without limitation any required approvals of ANATEL (as defined below) or the Brazilian Competition Authority (*Conselho Administrativo de Defesa Econômica – CADE*), to the extent applicable, for implementation of the Agreed Plan and the Rights Offering shall have been obtained (the "Required Approvals");

(iv) no Action is pending, including with respect to confirmation of the Agreed Plan, that if determined adversely to any of the Debtors would result in or have (A) a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Debtors taken as a whole, (B) a material adverse effect on the ability of the Debtors to consummate the transactions contemplated by, the Agreed Plan or (C) a material adverse effect on the rights or interests of the Investors in connection with either of the foregoing each of (A), (B) or (C) (a "Material Adverse Effect");

(v) a General Plan of Universal Access Targets applicable to the switched fixed telephony concessions amending and/or revoking Decree No. 7,512/2011 ("Updated PGMU") should be published, providing a reduction and/or suppression of universal access targets applicable to switched fixed telephony concessionaires;

(vi) the treatment of ANATEL's claims shall be in accordance with the Agreed Plan which shall result in a net present value (using a CDI + 4% discount rate) of the related regulatory claims (*Creditors Concursáis Agencias Reguladoras*) that is equal to or less than R$4 billion;

(vii) there shall have been no material variances from the budget prepared by Ernst & Young set forth in Annex 2.6 of the Agreed Plan;

(viii) Oi shall be in compliance with all financial reporting and regulatory requirements, including with respect to the SEC and the Comissão de Valores Mobiliários (the "CVM");

(ix) Oi shall have filed its annual report on Form 20-F for the fiscal year ended December 31, 2016 and the 2017 Annual Report, including opinions of Oi's auditors with respect to the financial statements included therein;

(x) following the date of the filing of the 2017 Annual Report, there shall not have been any restatement of the audited financial statements of the Company and its consolidated subsidiaries as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015;

(xi) with respect to its financial statement for the year ending on December 31, 2017 and solely with respect to revenues, cash flows from operating activities, cash flows from investing activities and cash flows from

financing activities, the audited financial statements included in the 2017 Annual Report shall not vary in any material respect from the unaudited financial information filed with the Reorganization Court and provided to the Investors during the Debtors' reorganization proceedings with respect to the periods covered by such unaudited financial information, other than for customary adjustments or changes that do not have a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Debtors taken as a whole;

(xii) if and to the extent required under applicable securities laws, (A) Oi shall have filed the Rights Registration Statement SEC a with the SEC, (B) the Rights Registration Statement shall have been declared effective by the SEC, and (C) no stop order shall have been issued with respect to the Rights Registration Statement or the prospectus contained therein at the time of such declaration of effectiveness.

(xiii) the Offered Shares, Unsubscribed Shares and Commitment Fee Shares shall all be listed on the B3 and any other exchanges on which the Common Shares presently are listed and the Company will use its commercially reasonable efforts to list the Common ADSs issued under the Rights Registration Statement on the New York Stock Exchange.

(d) *Other Conditions*

(i) The Majority Investors shall have (i) (A) complied with their obligations to purchase Unsubscribed Shares, and (B) not withdrawn or terminated their Commitments prior to the Record Date, and (ii) not had this SRC Agreement terminate in accordance with its terms with respect to them, unless such Commitments have been assumed by another person in accordance with the terms of this SRC Agreement;

(ii) the Debtors shall have minimum "routine" EBITDA over the 12-month period prior to the Record Date of no less than R$5.625 billion;

(iii) For financial accounting purposes, all financial debts of Oi and its subsidiaries presented in their respective balance sheets will be fair valued at their net present value post-emergence from the Reorganization Proceedings, except for the following debts: (A) the BNDES debt which will not be fair valued because the only term being changed on such debt pursuant to the Agreed Plan is the tenor and (B) the R$6.3 billion debt issued as part of Option 2 of Section 4.3.3.3 of the Agreed Plan, which will be valued at a discount rate based upon the Debtors' weighted average cost of capital (which discount rate is to be determined by Oi and its auditors, with the understanding that Oi is currently discussing with its auditors using a 17.1% discount rate); and

(iv) all expense payments and reimbursements for expenses contemplated by Section 11 and incurred through the Closing Date shall have been paid by the Debtors.

7. Covenants.

(a) *Covenants of the Debtors*. Unless otherwise provided in the Agreed Plan, each of the Debtors covenants to each other Party that it will from the date of this SRC Agreement to and including the Closing Date:

(i) operate its businesses in the ordinary course, including, but not limited to, maintaining their accounting policies, using their commercially reasonable efforts to preserve their assets and their business relationships, continuing to operate their billing and collection procedures, and maintaining their business records in accordance with their past practices and in accordance with industry standards;

(ii) maintain compliance with all reporting and other obligations to the CVM, subject to applicable grace periods provided for under any Law or granted by the CVM;

(iii) use commercially reasonable efforts to file its 2017 Annual Report by no later than April 30, 2018;

(iv) following the date on which the Company files the 2017 Annual Report, maintain compliance with all reporting and other obligations to the SEC, subject to applicable grace periods provided for under any Law or granted by the SEC;

(v) use their commercially reasonable efforts to take all action necessary to ensure that the holders of Common ADSs and Preferred ADSs that purchase Offered Shares in the Rights Offering and deliver the purchase price for such shares and other amounts as set forth in Section 2 shall receive Common ADSs with respect to such purchased Offered Shares;

(vi) unless otherwise agreed among the Parties, prepare all documents necessary to effectuate the Agreed Plan and the Rights Offering, and distribute the applicable documents concurrently to the Investors and their respective legal and financial advisors, as soon as reasonably practicable, but in no event less than at least five (5) Business Days before the date when the Debtors intend to file or execute such document(s) and afford reasonable opportunity to provide prompt comment and review to the respective legal and financial advisors for the Investors in advance of any filing or execution thereof;

(vii) not to offer any Commitments to any other person other than the Investors;

(viii) except pursuant to any customary management incentive plan implemented by the Debtors following approval of the Agreed Plan, not to offer, issue or sell (or agree to offer, issue or sell) to any Person (i) any share of capital stock, partnership interest, limited liability company interest, trust interest or similar interest in or any equity security or profits interest (or other rights linked to the value of any equity security or interest) of any Debtor or any of its Affiliates, and (ii) any option, warrant, subscription, contract, conversion, call, put or other right or obligation to purchase, acquire, sell, dispose of or issue any share of capital stock, partnership interest, limited liability company interest, trust interest or similar interest in or any equity security or profits interest (or other rights linked to the value of any equity security or interest or any rights or interests exercisable therefor) of any Debtor, including any debt or other security convertible into, exchangeable for or exercisable for any such interest in any Debtor or any of its Affiliate; except in any case to the extent (x) contemplated by and in accordance with the Agreed Plan or (y) contemplated by and in accordance with any management incentive equity plan that is approved in accordance with applicable Law;

(ix) take all commercially reasonably necessary actions in furtherance of the implementation of the Agreed Plan, including without limitation:

A. taking all commercially reasonably actions to ensure that (1) the Reorganization Court enters an order confirming the Agreed Plan in form and in substance satisfactory to the Investors on the timeframe contemplated herein, (2) the Enforcement Orders are in form and substance satisfactory to the Investors and entered within the timeframe contemplated herein and (3) that such orders in (1) and (2) of this paragraph are not modified, amended, reversed, vacated, or stayed by a court of competent jurisdiction; and

B. opposing any and all actions by any existing shareholders or any other party for an injunction or stay of the consummation of the transactions set forth in the Agreed Plan this SRC Agreement or any related agreements or documents, in any and all courts in which such actions are brought until such actions are denied or dismissed by an order of the court of first instance and such order is a Final Order; and

C. to the extent appropriate and necessary to implement the Agreed Plan, requesting that the Judicial Court of the Region of Lisbon (the "Portuguese Court"), in which recognition proceedings are currently pending with respect to Telemar and Móvel, enter order(s) recognizing and enforcing the Agreed Plan (the "Portuguese Enforcement Orders") and together with the U.S. Enforcement Orders and the U.K. Enforcement Orders, the "Enforcement Orders").

(x) adhere to, and comply in all respects with, the Governance and Operational Reforms as set forth in the Agreed Plan, including for the avoidance of doubt with any interim measures that shall take effect prior to the Rights Offering;

(xi) discuss in good faith with the Investors potential exemptions under applicable securities laws, pursuant to which the filing of the Rights Registration Statement in connection with the Rights Offering would be unnecessary;

(xii) (A) timely file a formal objection to any decision issued by the Reorganization Court (and any motion filed with the Reorganization Court by a third party seeking such a decision) (1) directing the appointment of any person with expanded powers to operate the Debtors' businesses or a trustee, (2) converting the Reorganization Proceedings into a *falência* proceeding or (3) dismissing the Reorganization Proceedings and (B) vigorously prosecute such objections in consultation with the Investors, including in courts of appeal as may be needed;

(xiii) take no actions, and not encourage any other person to take any actions, inconsistent with this SRC Agreement or the Agreed Plan, or that would, or would reasonably be expected to, directly or indirectly, delay or impede the solicitation, confirmation or consummation of the Agreed Plan and/or the Rights Offering;

(xiv) take all actions necessary, including but not limited to, timely filing formal objections, to oppose any motion filed with the Reorganization Court or any other court by a third party seeking entry of an order granting any relief inconsistent with this SRC Agreement and the Agreed Plan, until such relief is denied or dismissed by an order of the court of first instance and such order is a Final Order;

(xv) solely as reasonably requested by the Investors, permit and facilitate all due diligence necessary to consummate the transactions contemplated by the Agreed Plan and in this SRC Agreement, including, but not limited to, (A) cooperating fully with the Investors and their legal and financial advisors, and causing such Debtor's officers, directors, officers, employees and advisors to cooperate fully, in furnishing Information (as defined below) as and when reasonably requested by any Investor and its legal and financial advisors, including with respect to the Debtors' financial affairs, business and operations; *provided*, *however*, that the Debtors' obligations hereunder may be conditioned upon such Investors (or their legal or financial advisors, as applicable) becoming or continuing to be party to an executed confidentiality agreement, reasonably acceptable to such Investors, approved by and with the Debtors, (B) authorizing the Investors to meet and/or have discussions with any of its officers, directors, employees and advisors from time to time as

reasonably requested by any Investor to discuss any matters regarding the Debtors' financial affairs, business and operations and (C) directing and authorizing all such persons or entities to fully disclose to any Investor all Information requested by such Investor regarding the foregoing;

(xvi) not undertake any material transactions with, or enter into any agreements or understandings to undertake any material transactions with, any Affiliate of any of any of the Debtors, except as expressly provided in the Agreed Plan or as reasonably necessary to implement the Agreed Plan, any transactions contemplated therein or the Rights Offering;

(xvii) taking no actions to (A) sell, abandon or otherwise dispose of any assets of the Debtors except in the ordinary course of business, or (B) sell, abandon or otherwise dispose of any material assets of the Debtors without the prior written consent of the Majority Investors, except as expressly provided in the Agreed Plan or as reasonably necessary to implement the Agreed Plan or any transactions contemplated therein;

(xviii) if the Debtors know of a breach by any Debtor in any respect of the obligations, representations, warranties or covenants of the Debtors set forth in this SRC Agreement, furnish prompt (and in any within two (2) Business Days of such actual knowledge) written notice in accordance with Section 16 (*Notices*) to the Investors;

(xix) take all necessary actions to ensure that the Required Documentation is consistent in all material respects with the Agreed Plan (as it may have been amended, modified, supplemented, or revised with the consent of the Investors);

(xx) not (i) solicit, initiate, knowingly facilitate, knowingly induce or knowingly encourage any inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a transaction materially inconsistent with the transactions contemplated hereunder (an "Alternative Transaction"), (ii) enter into, continue, maintain or participate in any discussions or negotiations with any person who is not a Party that has made a proposal before or after the date hereof to Oi that would constitute an Alternative Transaction, or (iii) execute or enter into definitive documentation in respect of an Alternative Transaction;

(xxi) until the earlier of the Closing Date or the date on which this SRC Agreement has been terminated, not enter into with any Investor or other holder of Bonds any side letter, agreement or arrangement (i) relating to the sale or purchase of any securities of a Debtor, the incurrence of debt of a Debtor or any backstop commitment agreement other than this SRC Agreement and the Agreed Plan; or (ii) that could adversely affect any;

Investor's rights under this SRC Agreement or the Agreed Plan.

(xxii) the Company will use its commercially reasonable efforts to establish prior to the Closing Date the Restricted ADR Facility; and

(xxiii) the Company will use commercially reasonable efforts to enter into a customary registration rights agreement with respect to the Unsubscribed Shares that the Investors purchase and any Commitment Fee Shares received by the Investors, in each case pursuant to this SRC Agreement as soon as practicable and to have declared effective pursuant thereto a resale shelf registration statement with respect to such Unsubscribed Shares and any Commitment Fee Shares on the Closing Date.

(b) *Covenants of the Investors*. Each Investor severally and not jointly and solely with respect to itself, covenants to each other Party that it will (each of which is a continuing covenant):

(i) upon reasonable request of the Debtors and within ten (10) days of such request, demonstrate to the Debtors' reasonable satisfaction the financial capacity of such Investor to perform under this SRC Agreement, provided that each Debtor agrees to keep confidential, and not to disclose (or use for any purpose other than the reasons contemplated herein) any such financial capacity information without the prior written consent of such Investor;;

(ii) not file any pleading or take any other action in the Reorganization Court or otherwise that is inconsistent with the terms of this SRC Agreement or the Agreed Plan;

(iii) not be entitled to any fees, consideration or other value from any Debtor (or any Affiliate thereof) as a result of being an Investor, except as provided in this Agreement;

(iv) take all actions necessary in furtherance of the consummation of the Agreed Plan and the Rights Offering in accordance with this SRC Agreement.

8. Representations and Warranties.

(a) *Mutual Representations and Warranties*. Each of the Parties represents, warrants and covenants, severally and not jointly and solely with respect to itself, to each other Party, as of the date of this SRC Agreement and as of the Closing Date (or, with respect to a New Investor Transferee, as defined in the Third-Party Commitment Assignment and Joinder Form in Exhibit C, the date of execution of such form and as of the Closing Date), as follows:

(i) it is validly existing and in good standing under the laws of the state or country of its organization, and this SRC Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms (subject, as to the enforcement of remedies, to applicable

bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity);

(ii) it has all requisite corporate, partnership, limited liability company or similar authority to execute this SRC Agreement and carry out the transactions contemplated herein and in the Agreed Plan and perform its obligations hereunder and in the Agreed Plan, and the execution and delivery of this SRC Agreement and the performance of such Party's obligations hereunder and in the Agreed Plan have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part;

(iii) except as expressly provided in the SRC Agreement or the Agreed Plan, no consent or approval is required by any other person or entity to carry out the transactions contemplated by, and perform their respective obligations under, the Agreed Plan and this SRC Agreement, except (1) for approval by the Reorganization Court with respect to the Debtors, (2) potential approvals by ANATEL and CADE, (3) if and to the extent required under applicable securities laws, the declaration that the Rights Registration Statement is effective by the SEC, (4) such additional steps as may be necessary to qualify the Offered Shares for public offering by the Company under the state securities or blue sky laws of any state in the United States in which the Offered Shares are offered, and (5) such additional steps as may be necessary to qualify the Offered Shares for public offering by the Company under the securities laws of any jurisdiction other than Brazil and the United States in which the Offered Shares are offered; and

(iv) there are no side letters, agreements or arrangements among any Debtors, any Investors or other holder of Bonds (i) relating to the sale or purchase of any securities of a Debtor, the incurrence of debt of a Debtor or any backstop commitment agreement other than this SRC Agreement and the Agreed Plan; or (ii) that could adversely affect any Investor's rights under this SRC Agreement or the Agreed Plan.

(b) *Representations and Warranties by the Debtors*. Each Debtor individually represents, warrants and covenants to each other Party that the following statements are true, correct and complete as of the date of this SRC Agreement and as of the Closing Date:

(i) the execution, delivery and performance of the transactions contemplated by this SRC Agreement and the Agreed Plan (A) will not (1) conflict with or result in a violation or breach of, (2) constitute (with or without notice or lapse of time or both) a default under, (3) require any Debtor or any of its subsidiaries to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms

of, (4) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (5) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (6) result in the creation or imposition of any Lien upon the Debtors or any of their subsidiaries or any of their respective assets and properties under, any material contract or license to which any Debtor or any subsidiary of a Debtor is a party or by which any of their respective assets and properties is bound, in each case other than as has been waived by the applicable party or rendered ineffective by Law, (B) will not result in any violation of the provisions of the organizational documents of any Debtor and (C) will not result in any material violation of any Law or Order applicable to the Debtors or any of their properties;

(ii) the Chief Executive Officer of Oi, with the approval of the Reorganization Court, has adopted resolutions (satisfactory to the Reorganization Court and to ANATEL) authorizing the actions necessary to implement the Agreed Plan and the Rights Offering;

(iii) all oral or written information and other materials concerning the Debtors, the Agreed Plan or otherwise related to the restructuring (collectively, the "Information") which has been, or is hereafter, prepared by, or on behalf of the Debtors and delivered to the Investors and/or their advisors is, or when delivered will be, when considered as a whole, complete and accurate in all material respects and does not, or will not when delivered, contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements have been made. To the extent that any such Information contains projections, such projections were prepared in good faith on the basis of (A) assumptions, methods and tests which are believed by the Debtors to be reasonable and (B) information believed by the Debtors to have been accurate based upon the information available to the Debtors at the time such projections were furnished to the Investors and/or their advisors;

(iv) the consolidated financial statements of the Company and its consolidated subsidiaries as of September 30, 2017 and the three-month and nine-month periods that has been filed with the CVM present fairly, in all material respects, the financial condition, results of operations, changes in financial position and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, and have been prepared in conformity with Brazilian GAAP applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(v) as of the date of this SRC Agreement, based on the facts and circumstances actually known by the Debtors as of such date, the Debtors'

entry into this SRC Agreement is consistent with each of the Debtors' fiduciary duties;

(vi) each of the Debtors and each of their subsidiaries is in compliance in all material respects with all Laws and Orders to which it is subject;

(vii) as of the date of the Rights Offering, the Offered Shares, and, as of the Closing Date, the Commitment Fee Shares, will each be duly and validly authorized and, when issued, and delivered pursuant to the terms provided herein, will be duly and validly issued, fully paid and nonassessable, and free of any restriction upon the transfer or any other Lien thereof pursuant to the Company's charter or bylaws or any agreement or other instrument to which the Company is a party. The capital stock and ADRs to be issued pursuant to the Agreed Plan, including the Offered Shares and the Commitment Fee Shares, the Commitment Fee Shares and the related ADRs will be free and clear of all Taxes, including any tax on foreign exchange transactions owed as a result of converting the registration of the debt into equity interests, the respective registration of the equity interests with the Brazilian Central Bank and the deposit of such interests in the ADR program or in foreign investor´s Resolution 4,373 Accounts (all such Taxes to be paid by the Company). None of the Company, its Affiliates or any person acting on its or their behalf has, directly or indirectly, made offers or sales of, or solicited offers to buy, any Offered Shares or Commitment Fee Shares in violation of relevant CVM or SEC regulations;

(viii) As of the date of this SRC Agreement, there were outstanding Common shares (ex treasury): 519,751,661 Preferred shares (ex treasury): 155,915,486 Common shares total: 668,033,661 Preferred shares total: 157,727,241. Other than Contrato de Opção de Compra de Ações e Outras Avenças Oi shares held by PTIF: 134,819,390, there are no securities convertible into or exchangeable for capital stock or other voting securities of Oi or any other outstanding options or rights to acquire capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Oi. All outstanding shares of capital stock of Oi have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights, other than those validly exercised or waived; and

(ix) Anti-Corruption Matters. Since January 1, 2016, none of the Debtors nor any of their respective directors, officers or employees has (a) used any funds of any of the Debtor for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt

Practices Act of 1977, as amended, any equivalent Brazilian anti-corruption law, Anti-Money Laundering Laws, any regulations promulgated thereunder, or any written anti-corruption policy of any Debtor; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar payment to any foreign or domestic government official (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing), or any family member thereof or any Affiliate of any official or family member thereof, to influence official action or political activity of or relating to any governmental entity. None of the Debtors nor any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, or any sanction of the Brazilian Central Bank concerning the control of foreign capital or foreign exchange transactions; and

(c) *Representations and Warranties of each Investor*. Each Investor represents, warrants and covenants, severally and not jointly and solely with respect to itself, to each other Party that the following statements are true, correct and complete as of the date of this SRC Agreement and as of the Closing Date (or, with respect to such assignee, the time of such assignment and as of the Closing Date):

(i) it has uncalled capital commitments or otherwise has available funds in excess of the sum of its Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has standing; and

(ii) it (A) has knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this SRC Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Debtors that it considers sufficient and reasonable for purposes of entering into this SRC Agreement, and (B) either is a "qualified institutional buyer" (as defined in Rule 144A promulgated under the Securities Act) or is not a U.S. person (as defined in Regulation S promulgated under the Securities Act).

9. Transferability of Commitments. The Commitments evidenced by this SRC Agreement shall not be transferrable, in whole or in part, by any Investor without the prior written consent (which consent may be via email) of each Party to this SRC Agreement, except as set forth below:

(a) Each Investor may transfer its Commitment, in whole or in part, without the prior written consent of any other Party, to any of its Affiliates, provided, that no such transfer to an Affiliate shall relieve the transferring Investor of its obligations under this SRC Agreement, including the obligation to fund the Commitment in

the event that any of its transferees fails to do so (unless such Affiliate is also an Investor, in which case the result of such transfer shall be governed by Section 9(d) hereof), except with the consent of the Debtors (such consent not to be unreasonably withheld), but without prejudice to the transferee's obligation as set forth in Section 7(b)(1) to, upon reasonable request of the Debtors and within ten (10) days of such request, demonstrate to the Debtors' reasonable satisfaction the financial capacity of such transferee to perform under this SRC Agreement. Prior to the effectiveness of such transfer, (1) an Investor to which a Commitment will be transferred, together with the Transferring Investor, shall complete the transferee form (the "Investor Transfer Form") as set forth in Exhibit B, and deliver such Investor Transfer Form to the Debtors in accordance with Section 16 (*Notices*) hereof, and (2) in the event that the transfer occurs on or after the date on which the Company has publicly filed the Rights Registration statement with the SEC, the Transferring Investor shall deliver to the Company an unqualified opinion of counsel of either (A) a firm of international reputation reasonably acceptable to the Company, or (B) an in house counsel of the Transferring Investor licensed to practice law in any of the United States or the District of Columbia that the offer and sale of such Transferring Investor's Commitment (or portion thereof) to the transferee is exempt from the registration requirements of the Securities Act;

(b) Solely to the extent an Investor wishes to transfer its Commitment, in whole or in part, to any other person other than an Affiliate (a "Proposed Commitment Transfer"), the process shall be as follows:

(i) The transferring Investor shall give notice to an agent, to be appointed subsequent to the execution of this SRC Agreement and paid by the Debtors (the "Transfer Agent");

(ii) Following receipt by the Transfer Agent of notice from the Investor proposing the transfer of the amount of Commitments available for transfer, the Transfer Agent shall promptly (and in no event later than one (1) Business Day after receipt), give notice in accordance with Section 16 (*Notice*) to the other Investors that such Commitments are available for transfer, and that bids for such Commitments are due no later than close of business on the Business Day following such notice;

(iii) The Transfer Agent shall then give notice to the Investor that has offered the Proposed Commitment Transfer of any bids that it has received, and such Investor may, in its sole discretion, accept or reject any bids in whole or in part;

(iv) Following such acceptance or rejection, such Investor that has offered the Proposed Commitment Transfer may transfer any such Commitments that are the subject of the Proposed Commitment Transfer and remain untransferred, to any Third-Party Transferee; provided, that (1) such sale to a Third-Party Transferee of such untransferred commitments shall be at

a price above the highest bid that the transferring Investor did not accept for such Commitments from the other Investors; (2) if the transferring Investor wishes to sell to a third-party at a price lower than the highest bid that the transferring Investor did not accept for such Commitments from the other Investors, then it shall first offer such Commitments at such price to the other Investors through the Transfer Agent, and accept any bids received at such price (reducing pro-rata in the case that such bids sum to more than the offered Commitments); (3) such Third-Party Transferee shall thereafter become bound by all the terms and conditions set forth in this SRC Agreement and the other transaction documents required to effect the Rights Offering, and (4) no such transfer to a Third-Party Transferee shall relieve the transferring Investor of its obligations under this SRC Agreement, including the obligation to fund the Commitment in the event that any of its transferees fails to do so, except with the consent of the Debtors (such consent not to be unreasonably withheld), but without prejudice to the transferee's obligation as set forth in Section 7(b)(1) to, upon reasonable request of the Debtors and within ten (10) days of such request, demonstrate to the Debtors' reasonable satisfaction the financial capacity of such transferee to perform under this SRC Agreement. Prior to the effectiveness of such transfer, (1) a third-party to which a Commitment will be transferred (a "Third-Party Transferee"), together with the Transferring Investor, shall complete the transfer form (the "Third Party Commitment Transfer and Joinder Form") set forth in Exhibit C, and deliver such Third-Party Commitment Transfer and Joinder Form to the Debtors in accordance with Section 16 (*Notices*) hereof, and (2) in the event that the transfer occurs on or after the date on which the Company has publicly filed the Rights Registration statement with the SEC, the Transferring Investor shall deliver to the Company an unqualified opinion of counsel of either (A) a firm of international reputation reasonably acceptable to the Company, or (B) an in house counsel of the Transferring Investor licensed to practice law in any of the United States or the District of Columbia that the offer and sale of such Transferring Investor's Commitment (or portion thereof) to the Third-Party Transferee is exempt from the registration requirements of the Securities Act.

(c) For the avoidance of doubt and notwithstanding any provision in this SRC Agreement, and regardless of any transfer under this Section 9 of the SRC Agreement or otherwise, under no circumstances shall the Debtors be obligated to pay the Commitment Fee associated with any Commitment more than one time or in any amount in excess of that provided in Section 3 of this SRC Agreement.

(d) For the avoidance of doubt, following a transfer to another Investor, the transferring Investor shall no longer be responsible for its transferred Commitment, and the transferee Investor shall be responsible for such transferred Commitment. Prior to the effectiveness of such transfer to another Investor, an Investor to which a Commitment has been transferred, together with the transferring Investor, shall complete the Investor Transfer Form, and deliver such

Investor Transfer Form to the Debtors in accordance with Section 16 (*Notices*) hereof.

(e) Following the receipt of any Transfer Form, the Debtor shall promptly, and in any event no more than two (2) business days after such transfer, give notice in accordance with Section 16 (*Notices*) to each Investor and to the Transfer Agent, informing them that a transfer has occurred and informing such investor if its current Commitment Percentage after giving effect to such Transfer.

10. Indemnification. Each of the Debtors jointly and severally agrees to indemnify and hold harmless the Investors and their respective affiliates, and each of their respective directors, officers, partners, members, employees, agents, counsel, financial advisors and assignees (including affiliates of such assignees), in the capacities as such (each, an "Indemnified Party"), from and against out of pocket, reasonable and documented legal expenses to which such Indemnified Party may become subject from any third party claims (collectively, the "Losses"), insofar as such Losses arise out of or in any way relate to or result from Actions brought by third-parties seeking to challenge the validity or implementation of the transactions contemplated in this SRC Agreement and in the Agreed Plan, but excluding any Losses that were the result of (i) any acts or omissions of the Investor made with the intent to deceive or with gross negligence or (ii) any act or omission of an Investor in contravention of any explicit obligations of such Investor under this SRC Agreement.

11. Payment of Fees and Expenses.

(a) *Payment of Past Fees and Expenses*. On account of time, resources, fees and expenses incurred by the Investors and/or their advisors in connection with the Debtors' restructuring to date, the Debtors shall (or shall cause an entity controlled by one or more of the Debtors), indefeasibly pay to the recipients the amounts confidentially disclosed to the Debtors and among the advisors to the Investors (the "Past Payments") pursuant to the following schedule: (1) fifty percent (50%) of Past Payments no later than fifteen (15) calendar days after the date of execution of this Agreement and (2) the remaining fifty percent (50%) of Past Payments no later than thirty (30) calendar days following the execution of this Agreement; *provided that*:

(i) all such Past Payments are reasonable and documented;

(ii) the Investors shall have delivered, at least two days after the date of execution of this SRC Agreement, invoices evidencing the accrued amount of such Past Payments; and

(iii) such Past Payments were incurred in connection with (A) the negotiation or implementation of the Agreed Plan or the SRC Agreement, (B) the confirmation of the Agreed Plan, (C) actions taken in connection with the Reorganization Proceedings, including any litigation or other actions by the Investors in support of the Debtors' management or other plans of reorganization for the Debtors announced by the Debtors or filed with the

Reorganization Court, or (D) any litigation prosecuted by the Investors relating to the Reorganization Proceedings and not adverse to the Debtors.

(b) *Payment of Ongoing Fees and Expenses*. The Debtors shall (or shall cause an entity controlled by one or more of the Debtors to) indefeasibly pay additional fees and expenses incurred for reasonably documented legal or other professional fees and expenses incurred solely in connection with the implementation of the transactions contemplated hereunder and in the Agreed Plan, beginning on the date hereof and continuing through the consummation of the Rights Offering. As frequently as monthly, the Investors (or their advisors, as applicable) shall provide summary statements setting for the number of hours and the applicable rate of each professional and paraprofessional without detailed time entries and a limited description of the work performed during the relevant period redacted in the sole discretion of the Investors and/or their advisors to protect matters that may be privileged or confidential (each, an "Investor Interim Statement"). The Debtors shall (or shall cause an entity controlled by one or more of the Debtors to) pay all amounts set forth in the Investor Interim Statements, as received from time to time, in cash in full by wire transfer with ten (10) Business Days of receipt (such payments, the "Interim Statement Payments").

(c) *Payment of Success Fees*. The Debtors shall (or shall cause an entity controlled by one or more of the Debtors to) indefeasibly pay the success fees of the financial and other strategic advisors of the Investors pursuant to the terms of their respective engagement letters with all or some of the Investors and subject to the Debtors' reasonable review and prior approval (such approval not to be unreasonably withheld) of such engagement letters and in the amounts and on the terms and conditions confidentially disclosed to the Debtors and among the advisors to the Investors (such payments, the "Success Fee Payments", and together with the Past Payments and Interim Statement Payments, the "Payments"). For the avoidance of doubt, any success fees shall not be included in or payable pursuant to the Investor Interim Statements or in the Past Payments.

(d) *All Payments To Be Net of Withholding*. All payments to be made by the Debtors (or an entity controlled by one or more of the Debtors) under this SRC Agreement, including, without limitation, any Payments or Commitment Fees, shall be indefeasibly made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, contributions or other charges of whatever nature, imposed by Brazil or by any department, agency or other political subdivision or taxing authority thereof, including (i) all withholding taxes (whether payable directly or by withholding and whether or not requiring the filing of a tax return), (ii) amounts levied upon the remittance of funds abroad, (iii) all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and (iv) any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group (collectively, "Other Taxes"), except as required by applicable law. If any Other Taxes are required by law to be deducted or withheld in connection with such payments, such Other Taxes shall be paid and

settled by the Debtors (or an entity controlled by one or more of the Debtors) and the sum payable by the Debtors (or an entity controlled by one or more of the Debtors) under this SRC Agreement shall be increased so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this paragraph), each Investor receives the after-tax amount it would have received had no such deduction or withholding been required to be made. The Debtors will furnish to the relevant Party official acknowledgment of the relevant tax authority evidencing any payment of any Other Taxes in respect of which the Debtors (or an entity controlled by one or more of the Debtors) have paid or deposited any amounts pursuant to this paragraph.

12. Termination.

(a) *Debtors' Termination Events*. This Agreement may be terminated by the Debtors, in their sole discretion, with respect to any Investor (a "Debtor Termination Event") (i) by providing written notice of the occurrence of a material breach by such Investor of any obligation, representation, warranty, covenant or Commitment of such Investor set forth in this SRC Agreement that would have a material adverse impact on the consummation of the Agreed Plan and that remains uncured for a period of five Business Days of such Investor receiving written notice in accordance with Section 16 (*Notices*) hereof of such breach from the Debtors. The Debtors shall offer the Commitments of such terminated Investor to all of the other Investors according to their respective Commitment Percentages in the same manner as provided for any Untransferred Terminating Investor Commitment in the last paragraph of Section 12(b) hereof. The terminated Investor shall have no right to a Commitment Fee upon termination. Upon the assumption of any such Commitment, the assuming Investor shall have the same right to a Commitment Fee in respect of such assumed Commitment.

(b) *Individual Investor Termination Events*. Upon two Business Days' written notice by an Investor to the Debtors delivered in accordance with Section 16 (*Notices*) hereof, this Agreement shall be terminated solely with respect to such Investor, *provided*, that any of the following events (each, an "Individual Investor Termination Event") has occurred and is occurring:

(i) such Investor's Investor Commitment Percentage is increased or decreased without such Investor's consent;

(ii) if, without such Investor's consent, (1) there shall have occurred any changes in the terms to the Agreed Plan or (2) the Debtors shall have breached an obligation thereunder, and such change or breach, as determined in such Investor's sole discretion (A) impacts the economic terms of the restructuring with respect to such Investor, (B) adversely affects the rights or interests of such Investor or (C) would result in a material adverse effect on the condition (financial or otherwise), results of operations, business or properties of the Debtors taken as a whole;

(iii) if, without such Investor's consent, any of the Required Documentation shall have been amended, modified, supplemented or revised in a manner inconsistent with the Agreed Plan;

(iv) the Debtors shall have filed any motion or pleading in any court order in a manner that (or any court shall have rendered an order that) (A) would have a disproportionate and/or materially adverse effect on the rights or interests of such Investor, or (B) would materially alter in an adverse manner the terms of the restructuring and other transactions contemplated by the Agreed Plan or the Rights Offering with respect to such Investor; or

(v) if, without such Investor's consent, the Outside Date is extended pursuant to Section 13(b).

In the event that any Investor exercises an Individual Investor Termination Event as set forth in this Section 12(b) (*Individual Investor Termination Events*), such Investor shall be required to offer to transfer its Commitment to the other Investors that remain Party to this SRC Agreement (and to the extent applicable, third-parties) in accordance with the provisions set forth in Section 9 (*Transferability of Commitments*) as if such Commitment was the subject of a Proposed Commitment Transfer; *provided*, that if such terminating Investor shall be unable to find a transferee for any or all of its Commitment (such Commitment, the "Untransferred Terminating Investor Commitment"), then such Untransferred Terminating Investor Commitment shall be transferred on a pro-rata basis for no consideration to all Investors that give notice in writing to the Transfer Agent in accordance with Section 16 (Notices) hereof and the procedures set forth in Section 9 (b) (*Transfers Other than to an Affiliate*) of their willingness to increase their existing Commitments in the applicable amounts; *provided, further*, that the Debtors shall only be obligated to pay any Commitment Fee, due and owing under Section 3 hereof, with respect to any Commitment transferred under this paragraph to the transferee receiving such Commitment and, for the avoidance of doubt, subject to Section 12(g) shall not be obligated to pay any Commitment Fee to such Investor exercising an Individual Investor Termination Event. For the avoidance of doubt, no Investor shall be required to assume any Untransferred Terminating Investor Commitment.

(c) *Investor Group Termination Events*. This Agreement may be terminated by Investors holding more than sixty percent (60%) in amount of the Commitments (the "Majority Investors") (for purposes of this Section 12(c), determined based on Commitments outstanding as of the date on which such Investors seek to exercise such termination rights) upon two Business Days prior written notice delivered to all other Parties in accordance with Section 16 (*Notices*) hereof upon the occurrence of any of the following events (each, an "Investor Group Termination Event", and together with each Debtor Termination Event and Individual Investor Termination Event, the "Termination Events"):

(i) the Agreed Plan has not been approved by creditors at a GMC without any changes by January 8, 2018;

(ii) documentation for the debt instruments described in the Debt Instrument Plan Annexes are not in form and in substance satisfactory to the Investors by February 28, 2018;

(iii) the Reorganization Court has not issued an order confirming the Agreed Plan without any changes by April 30, 2018;

(iv) failure by any of the U.S. Bankruptcy Court, the U.K. Bankruptcy Court or the Portuguese Court to enter any of the Enforcement Orders, in form and substance acceptable to the Investors, by June 30, 2018;

(v) implementation of the Governance and Operational Reforms shall not have occurred by June 15, 2018;

(vi) all transactions (other than the Rights Offering) contemplated by the Agreed Plan, including, for the avoidance of doubt, the Debt-to-Equity Conversion, shall not have closed on the terms set forth in the Agreed Plan, by July 31, 2018, unless the Company has elected to extend the Outside Date pursuant to Section 12(d)(iv)(B);

(vii) the Debtors have not obtained any and all Required Approvals relating to the consummation of the Agreed Plan and the Rights Offering (including ANATEL and CADE, to the extent applicable but excluding the declaration of effectiveness of the Rights Registration Statement by the SEC) by July 31, 2018;

(viii) there shall have been a material breach by any of the Debtors of any of their obligations under the Agreed Plan;

(ix) there shall have been a material breach by any of the Debtors of any representation, warranty or covenant under this SRC Agreement;

(x) there shall exist any Law or Order altering in any material respect, the terms or implementation of the Agreed Plan or the Rights Offering, or the rights or interests of the Investors in connection with the transactions contemplated by the Agreed Plan, and such Law or Order remains in place 90 calendar days after going into effect; or

(xi) other investors party to this SRC Agreement, holding in aggregate more than one-half of all Commitments, shall have (A) (1) not complied with their obligations to purchase Unsubscribed Shares, or (2) withdrawn or terminated their Commitments prior to the Record Date, or (B) had this SRC Agreement terminate in accordance with its terms with respect to them, unless such Commitments have been assigned or transferred to another person in accordance with the terms of this SRC Agreement;

(xii) the Debtors shall have failed to make any Payments (as defined elsewhere) on the deadlines set forth in Section 11 (*Payment of Fees and Expenses*), *provided*, that no Investor may be counted in the Majority Investors exercising this termination right unless the applicable Payment that was not made by the Debtors was owed to such Investor or one of its advisors.

Notwithstanding anything to the contrary herein, if the Majority Investors determine to terminate this SRC Agreement pursuant to this Section 12(c), the non-terminating Investors shall have the option, at their sole and absolute discretion, to continue to be parties to this SRC Agreement subject to increasing their Commitments to cover 100% of the Commitments (including those of the terminating Majority Investors) with no corresponding increase in their Commitment Fee, by delivering a notice to that effect to the Debtors within five days of an Investor Group Termination Event notice (the "Continuation Notice"). Upon delivery of a Continuation Notice, the SRC Agreement will continue to be in full force and effect with respect to the Investors delivering such notice.

(d) *Mutual Termination*. This SRC Agreement may be terminated by the mutual consent of the Debtors and each of the Investors party hereto.

(e) *Automatic Termination Event*. This SRC Agreement shall terminate automatically upon the earliest of:

(i) May 31, 2018, if the Agreed Plan has not been confirmed at a GMC;

(ii) September 30, 2018, if the Reorganization Court shall not have issued an order, acceptable in form and in substance to the Investors, confirming the Agreed Plan without any changes;

(iii) A final, non-appealable decision, or an injunction order which is not stayed within 90 days of being issued, by a court of competent jurisdiction prohibiting the consummation of the transactions contemplated by the Agreed Plan;

(iv) (A) in the event that the Debt-to-Equity Conversion shall have occurred on the terms set forth in the Agreed Plan by July 31, 2018, February 28, 2019, and (B) in the event that the Debt-to-Equity Conversion shall not have occurred on the terms set forth in the Agreed Plan by July 31, 2018, September 30, 2018 (February 28, 2019 or September 30, 2018, as the case may be, being the "Outside Date"); provided that in the event that the Outside Date is September 30, 2018 and the Company shall have provided written notice to the Investors on or before July 31, 2018 of its election to extend the Outside Date, the Outside Date shall be extended until February 28, 2019 (such extended date, the "New Outside Date"); *provided, further*, that in the event that the Outside Date is extended at the option of the Debtors and:

A. the Closing Date occurs or this SRC Agreement is terminated:

a. after September 30, 2018 and on or prior to October 31, 2018, the aggregate Commitment Fee shall be increased by R$80 million and such increased amount shall be earned on October 1, 2018; and

b. after November 1, 2018 and on or prior to February 28, 2019, the aggregate Commitment Fee shall be increased by 1) the fee in clause (a) plus 2) R$1.00840336 million for each calendar day including November 1, 2018 to and including the Closing Date or the date of such termination; and

B. If this SRC Agreement is not terminated and the Closing Date does not occur on or prior to February 28, 2019, the aggregate Commitment Fee shall be increased by R$200 million.

provided, that the form of such additional Commitment Fee (i.e., the Cash Commitment Fee or the issuance of Commitment Fee Shares) to each Investor shall be determined at the option of such Investor.

For the avoidance of doubt, if the Debtors do not elect to extend the Outside Date, the Commitment Fee shall not be increased.

(f) *No Termination Based on Failure to Comply*. No Party may validly terminate this SRC Agreement based upon its own failure to perform or comply in any material respect with the terms and conditions of this SRC Agreement, with such failure to perform causing, or resulting in, the occurrence of one or more of the Termination Events specified herein. Nothing in this Section 12 (*Termination*) shall relieve any Party of liability for any breach or non-performance of this SRC Agreement prior to the termination of this SRC Agreement with respect to such Party.

(g) *Effect of Termination*. Except as otherwise provided in Section 17 (*Survival*), upon the termination hereof, this SRC Agreement shall be of no further force and effect and each party hereto shall be released from its commitments, undertakings and agreements hereunder and shall be entitled to take all actions, whether with respect to the Reorganization Proceedings or otherwise, that it would have been entitled to take had it not entered into this Agreement; *provided*, *further*, that the exercise of a termination right by the Debtors pursuant to Section 12 (a) (Debtors' Termination Rights) on account of a breach by an Investor shall only be effective with respect to such Investor and shall have no impact on the rights and obligations of the other Parties to this SRC Agreement except with respect to such Investor; and *provided*, *further*, that if, at any time, (x) this SRC Agreement is terminated for any reason (other than as a result of a breach by the Investor) or expires prior to the Rights Offering or (y) this SRC Agreement is terminated in

respect of any Investor after February 28, 2018 pursuant to Section 12(b)(v), then the Commitment Fee shall be immediately due and payable to each such Investor in cash or in shares of Oi, at such Investor's election without prejudice to the right of any Investor to seek specific performance of Oi's obligations under this SRC Agreement).

13. Amendments. Except as otherwise provided herein, this SRC Agreement and any exhibits and schedules attached hereto, may only be modified, amended or supplemented (such waiver, modification, amendment or supplementing, referred to collectively, as an "Amendment"), pursuant to the following conditions:

    (a) the Debtors' written approval (including via email) is required for the effectiveness of any Amendment to this SRC Agreement and any exhibit or schedule attached hereto, which approval shall not be unreasonably withheld, conditioned or delayed with respect to any of the foregoing that do not adversely affect the rights of the Debtors under this SRC Agreement; and

    (b) the written approval (including via email) of each Investor Party to this SRC Agreement at the time of such Amendment is required for the effectiveness of any Amendment to this SRC Agreement and any exhibit or schedule attached hereto. However, (x) any deadline set forth in Section 12 (*Termination*), may be amended with the written approval (including via email) of the Majority Investors, except with respect to the Outside Date or the New Outside Date, as applicable, and (y) the Outside Date or the New Outside Date can both be extended until March 31, 2019 without the Debtors' Consent by any group of Investors willing to subscribe for all available Commitments in the Rights Offering.

Any amendment to this SRC Agreement that is not approved in accordance with this *Section 13* (*Amendments*) shall be void and ineffective *ab initio*.

14. Specific Performance. Except as otherwise set forth herein, the obligations of the Parties as set forth in this SRC Agreement shall be unconditional and enforceable in accordance with their terms. Each Party shall be entitled to specific performance and injunctive relief, which, with respect to each of the Parties, shall be its sole remedy for any breach. The Parties shall have the right, in addition to specific performance and injunctive relief, to pursue any other remedy available to them.

    (a) *Executive Title and Specific Performance*. The Debtors acknowledge for all legal purposes that this SRC Agreement was duly executed by all the Parties and two (2) witnesses constitutes under the terms of the law an executive title (*Título executivo extrajudicial*) representing a valid, binding and enforceable obligation of the Debtors, pursuant to article 784 of the Brazilian Code of Civil Procedure, which may be enforced exclusively by the Investors in the courts of the City of Rio de Janeiro, State of Rio de Janeiro, in its own terms and conditions, including through specific performance enforcement procedures, pursuant to article 497 of the Brazilian Code of Civil Procedure.

(b) *Jurisdiction for Specific Performance*. The Parties hereby agree, and the Debtors expressly declare, that the Investors may properly bring suit in the courts of the City of Rio de Janeiro, Rio de Janeiro State, in order to seek specific performance of this SRC Agreement's obligations in accordance with Section 14 (Specific Performance) above, as well as precautionary measures and injunctive relief. The Parties also hereby agree, and Oi and the Debtors also declare, that the Investors' right to bring suit in Brazil set forth in Sections 14 (*Specific Performance*) and 15 (*Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury*) is not applicable nor extendable to the Debtors, who may only properly bring suit in the Chosen Courts (as defined below) to settle all disputes arising and/or related to this SRC Agreement, its conclusion, interpretation, execution and enforcement, as well as its validity, effectiveness and binding related provisions.

15. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. This SRC Agreement and any claim, controversy or dispute arising under or related to this SRC Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the "choice of law" principles of that or any other jurisdiction. All actions and claims arising out of or relating to this SRC Agreement shall be heard and determined in any New York federal or state court sitting in the Borough of Manhattan in the City of New York (such courts, and any of the appropriate appellate courts therefrom the "Chosen Courts"). Consistent with the preceding sentence, the Parties to this SRC Agreement hereby (a) irrevocably submit to the exclusive jurisdiction of the Chosen Courts, *provided, that,* the Investors shall have the right to bring any claim against Oi in the courts of Brazil that shall have jurisdiction with respect to Oi (as discussed further above in Section 14 (*Specific Performance*)), (b) waive any objection to laying venue any such action or proceeding in the Chosen Courts, and (c) waive any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party. Each Party to this SRC Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this SRC Agreement or the transactions contemplated hereby. Without limiting the foregoing, each Party agrees that service of process on such Party as provided by the notice provisions in *Section 16* hereof shall be deemed effective service of process on such Party.

16. Notices. All notices hereunder shall be deemed given if in writing and delivered, if sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a) If to the Debtors, to:

Oi S.A. – In Judicial Reorganization
Rua Humberto de Campos, 425, 7th Floor – Leblon
Rio de Janeiro – RJ 22430-190
Brazil
Attention: Carlos Brandão
Eduardo Ajuz

Eurico Teles
Email: carlos.brandao@oi.net.br
eduardo.ajuz@oi.net.br
eurico.teles@oi.net.br

with copies (which shall not constitute notice) to:

WHITE & CASE LLP
Southeast Financial Center
200 South Biscayne Blvd., Suite 4900
Miami, FL 33131-2352
Attention: Mark Bagnall
Richard Kebrdle
Mark Franke
Email: mbagnall@whitecase.com
rkebrdle@whitecase.com
mfranke@whitecase.com

-and-

Barbosa Mussnich Aragão Av. Almirante Barroso, 52, 31st Floor
Rio de Janeiro – RJ 20031-000
Brazil
Attention: Rafael Padilha Calabria
Felipe Guimarães Rosa Bon
Email: calabria@bmalaw.com.br
fgb@bmalaw.com.br

(b) If to an Investor, to the address(es), electronic mail address(es) or facsimile number(s) set forth below such Investor's signature (or as directed by any transferee thereof), as the case may be, with copies to any counsel designated by such Investor, including as follows:

CLEARY GOTTLIEB STEEN & HAMILTON LLP
One Liberty Plaza
New York, NY 10006
Attention: Richard J. Cooper
Francisco L. Cestero
Denise Filauro
Email: rcooper@cgsh.com
fcestero@cgsh.com
dfilauro@cgsh.com

-and-

DECHERT LLP
1095 Avenue of the Americas

New York, NY 10036
Attention: Allan S. Brilliant
Craig P. Druehl
Charles I. Weissman
Email: allan.brilliant@dechert.com
craig.druehl@dechert.com
charles.weissman@dechert.com

-and-

DAVIS POLK & WARDWELL LLP
450 Lexington Avenue
New York, New York 10017
Attention: Timothy Graulich
Stephen Salmon
Email : timothy.graulich@davispolk.com
stephen.salmon@davispolk.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by facsimile shall be effective upon oral or machine confirmation of successful transmission. Any notice given by electronic mail shall be effective upon delivery.

17. Survival. Notwithstanding the termination of the SRC Agreement, the obligations of the Parties in this Section 17 (*Survival*), Section 9 (*Transferability of Commitments*) (to the extent an Investor has exercised a termination right pursuant to Section 12(b), and solely to the extent required to give effect to such Investor's resulting transfer obligations), Section 10 (*Indemnification*), Section 11 (*Payment of Fees and Expenses*), Section 12(b) (solely to the extent required to give effect to a terminating Investor's resulting transfer obligations) 12(g) (*Effect of Termination*), Section 14 (*Specific Performance*); Section 15 (*Governing Law; Submission to Jurisdiction, Selection of Forum; Waiver of Trial by Jury*) and Section 16 (*Notices*), Section 19 (*Miscellaneous*) and the related definitions of any of the foregoing in Section 18 (*Definitions*) hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof shall survive such termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

18. Definitions. The following terms, when used in this SRC Agreement, shall have the meanings indicated:

"Action" means any litigation, claim, proceeding, action, cause of action, suit, governmental inquiry, investigation, examination, hearing, arbitration or filed complaint whatsoever of or by any person (including any governmental authority).

"Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified..

"Anti-Money Laundering Laws" means the U.S. Currency and Foreign Transactions Reporting Act of 1970, Brazil Law 9,631/98, and the anti-money laundering statutes of all jurisdictions in which the Debtors operates (and the rules and regulations promulgated thereunder) and any related or similar Laws.

"Brazilian GAAP" means generally accepted accounting practices adopted in Brazil, which include the pronouncements issued by the Brazilian Accounting Standards Committee (*Comitê de Pronunciamentos Contábeis*).

"Business Day" means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York or Rio de Janeiro, Brazil

"Company Shares" means all outstanding shares of Oi, including the Common Shares, the Preferred Shares and any other Company equity interests or shares of the Company's capital stock.

"Dollars" or "$" means the currency of the United States of America, unless otherwise expressly provided in this Agreement.

"Final Order" means an order that (i) is not modified, amended, reversed, vacated, or stayed, and (ii) as to such order (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and with no appeal, petition for certiorari or similar leave to appeal, or motion for new trial, stay, reargument, or rehearing pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such order has been affirmed by the highest court to which such orders was appealed, or certiorari or similar leave to appeal have been denied, or a new trial, stay, reargument, or rehearing have been denied or resulted in modification of such orders, and the time to take any further appeal, petition for certiorari or similar leave to appeal, or move for a new trial, stay, reargument, or rehearing has expired.

"Fully Diluted" means all Company Shares, all Company Shares issuable in respect of all outstanding securities convertible into or exchangeable for such Company Shares, and any other and all Company Shares issuable in respect of all outstanding options, warrants and other rights to acquire Company Shares.

"Governmental entity" means a nation or government, a state or other political subdivision of it, an entity exercising executive, legislative, judicial, regulatory or administrative functions of or relating to government (including a government authority, agency, department, board, commission or instrumentality of any government, or a tribunal), any other regulatory body, an arbitrator of competent jurisdiction or a self-regulatory organization (including a stock exchange).

"Governmental Unit" means any U.S., Brazilian or other non-U.S. federal, state, municipal, local, judicial, administrative, legislative or regulatory agency, department,

commission, court, or tribunal of competent jurisdiction (including any branch, department or official thereof).

"Law" means any federal, state, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule, regulation, order, code, restriction imposed by any governmental authority or other legally binding requirement.

"Lien" means any lease, lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

"Order" means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Unit or arbitrator.

"Reais" or "R$" means the currency of Brazil, unless otherwise expressly provided in this Agreement.

"Related Fund" means with respect to any person, an Affiliate of such person or any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by such person, an Affiliate or the same investment manager, advisor or sub-advisor as such person or an affiliate of such investment manager, advisor or sub-advisor.

"Taxes" means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a governmental entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a governmental entity (whether payable directly or by withholding and whether or not requiring the filing of a return)..

19. Miscellaneous.

(a) Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

(b) Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement. The terms "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words.

(c) Entire Agreement. This SRC Agreement and the Agreed Plan shall constitute the entire agreement of the Parties and supersede all prior agreements, arrangements

or understandings, whether written or oral, among the Parties with respect to the subject matter of this SRC Agreement.

(d) Effectiveness. This SRC Agreement shall (i) become effective upon execution by the Parties and (ii) approval of the Agreed Plan at a GCM on or before December 20, 2017. For the avoidance of doubt, this SRC Agreement shall not take effect and the obligations and rights of the parties hereunder shall be null and void if the Agreed Plan is approved at a GCM on or after December 21, 2017.

(e) Modifications. If at any time after the execution of this SRC Agreement the Company has reasonable grounds to believe, based on an opinion of its legal counsel, that the execution of the Rights Offering (including issuance of the Unsubscribed Shares and the Commitment Fee Shares to Investors) under the procedures set forth in this SRC Agreement is not in accordance with any applicable securities or other laws, rules or regulations, the Parties agree to negotiate in good-faith modifications to the structure of the Rights Offering necessary to comply with such laws ("Alternative Structure"), provided that the Alternative Structure shall observe and comply with the objectives of this SRC Agreement and the intended benefits to the Parties and shall not relieve any of the Parties of any of their obligations under this SRC Agreement.

(f) Assignment; No Third Party Beneficiaries.

(i) Neither this SRC Agreement nor any of the rights, interests or obligations under this SRC Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Debtors and the Investors, other than an assignment by an Investor of its Commitment expressly permitted by *Section 9*. Any purported assignment in violation of this *Section 19* shall be null and void *ab initio*.

(ii) Except as provided in *Section 10* (*Indemnification*) hereof with respect to each Indemnified Party, this SRC Agreement (including the documents and instruments referred to in this SRC Agreement) is not intended to and does not confer upon any person other than the Parties any rights or remedies under this SRC Agreement.

(g) No Relationship. Notwithstanding anything herein to the contrary, the duties and obligations of the Investors arising under this SRC Agreement shall be several and not joint. Nothing in this SRC Agreement or in any related document or agreement shall be taken to imply, infer, deem or otherwise constitute that any Investor is acting in concert with, an associate of, a member of a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, with, or otherwise connected to, any other Investor.

(h) No Reliance. No Investor or any of its Affiliates or Related Funds shall have any duties or obligations to the other Investors or their Affiliates or Related Funds in respect of this SRC Agreement, the Agreed Plan or the transactions contemplated

hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing:

(i) no Investor or any of its Affiliates or Related Funds shall be subject to any fiduciary or other implied duties to the other Investors or their respective Affiliates or Related Funds;

(ii) no Investor or any of its Affiliates or Related Funds shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Investor;

(iii) no Investor may rely, and confirms that it has not relied, on any due diligence investigation that any other Investor or any person acting on behalf of such other Investor may have conducted with respect to the Debtors or any of their Affiliates or any of their respective securities; and

(iv) each Investor acknowledges that no other Investor is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Commitments.

(i) Severability. If any term, provision, covenant or restriction of this SRC Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this SRC Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby and the terms of *Section 6* (*Conditions Precedent*) are not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this SRC Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; *provided, however*, that in no event shall *Section 6* (*Conditions Precedent*) (or any other provision related thereto) be modified in any manner pursuant to this *Section 19(i)*.[2]

[*Remainder Of Page Intentionally Left Blank*]

[2] "Taxes and Expenses" subsection deleted because duplicative of Section 4(d).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

BENEFIT STREET PARTNERS L.L.C.
9 West 57th Street, Suite 4920
New York, New York 10019
As Investment Manager to certain investing funds

By: Bryan Martoken
Title: Chief Financial Officer
Address: 9 West 57th Street, Suite 4920,
New York, New York, 10019
Email: s.kozmin@benefitstreetpartners.com

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

PF Fund Limited Partnership
As Investor

By: 2518154 Ontario Limited,
its General Partner

By: A.J. Silber
Title: Vice President
Address: 181 Bay St. Suite 300, Toronto
Ontario, M5J 2543
Email: AJ.Silber@Brookfield.com

[*Signature Page to Commitment Agreement*]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

JH Credit, L.L.C.
As Investor

By: Centerbridge Credit Advisors, L.L.C.,
its manager

By: Vivek Melwani
Title: Authorized Signatory
Address: 375 Park Avenue, 11th Floor
New York, NY 10152
Attn: The Office of the General Counsel
Email: legalnotices@centerbridge.com

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

Brookfield Credit Opportunities Master Fund, L.P.
As Investor

By: Brookfield Asset Management Private Institutional Capital Adviser (Credit), LLC, its Investment Manager

By: Anthony Bavaro
Title: Vice President
Address: 250 Vesey St. NY, NY 10281
Email: Anthony.Bavaro@Brookfield.com

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

CHARCOAL CRUX 4, L.L.C.
As Investor

By: Christopher T. Snyder
Title: President
Address: 65 East 55th Street, 30th Floor, New York, NY 10022
Email: KSLegal@kingstreet.com

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

REDWOOD CAPITAL MASTER FUND, LTD.
As Investor

By: Redwood Capital Management, LLC, its Investment Manager

By: Ruben Kliksberg
Title: Authorized Signatory
Address: 910 Sylvan Ave
Englewood Cliffs, NJ 07632
Email: rkliksberg@redwoodcap.com

REDWOOD DRAWDOWN MASTER FUND, L.P.
As Investor

By: Redwood Capital Management, LLC, its Investment Manager

By: Ruben Kliksberg
Title: Authorized Signatory
Address: 910 Sylvan Ave
Englewood Cliffs, NJ 07632
Email: rkliksberg@redwoodcap.com

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

GoldenTree Asset Management LP,
not on its own but on behalf of some of the funds and accounts for which it serves as Investment Manager, which are listed below (each, as an Investor)

By: Peter Alderman
Title: Vice President
Address: 300 Park Avenue, NY 10022
Email: palderman@goldentree.com

GoldenTree Credit Opportunities Master Fund Ltd.
GoldenTree Distressed Master Fund 2014 Ltd.
GoldenTree Distressed Fund 2014 LP
GoldenTree E Distressed Debt Master Fund II LP
GoldenTree E Distressed Debt Fund II LP
GoldenTree Entrust Master Fund SPC on behalf of and for the account of Segregated Portfolio I
GoldenTree Master Fund, Ltd.
GN3 SIP Limited
GN3 SIP L.P.
GoldenTree Insurance Fund Series Interests of the SALI Multi-Series Fund, L.P.
GoldenTree NJ Distressed Fund 2015 LP
GT NM, L.P.
Louisiana State Employees Retirement System
Gold Coast Capital Subsidiary X Limited
GoldenTree High Yield Value Master Unit Trust
MA Multi-Sector Opportunistic Fund, LP
GoldenTree Multi-Sector Master Fund ICAV - GoldenTree Multi-Sector Master Fund Portfolio A
CenturyLink, Inc. Defined Benefit Master Trust
GoldenTree High Yield Value Fund Offshore (Strategic), Ltd.
Credit Fund Golden Ltd
High Yield And Bank Loan Series Trust
Rock Bluff High Yield Partnership, L.P.
Guadalupe Fund, LP
Kapitalforeningen Unipension Invest, High Yield Obligationer
GoldenTree Multi-Sector Fund Offshore ERISA, Ltd.
Healthcare Employees' Pension Plan - Manitoba

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

Solus Alternative Asset Management LP, on behalf of funds managed thereby

C.J. Lanktree

By: C.J. Lanktree
Title: Partner/Portfolio Manager
Address: 410 Park Avenue, NY, NY 10024

Email: notices@soluslp.com

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year above written.

Very truly yours,

TRINITY INVESTMENTS DESIGNATED ACTIVITY COMPANY
As Investor

By: Attestor Capital LLP

By: David Alhadeff
Title: Authorised Attorney
Address: 20 Balderton Street, London W1K 6TL

Email: david.alhadeff@attestorcapital.com

SYZYGY CAPITAL MANAGMENT, LTD.

By: ______________________

Name: Richard Petrilli

Title: Authorized Person

CANYON CAPITAL ADVISORS LLC, on behalf of its participating clients

By: ______________________________
Name: John P. Plaga
Title: Authorized Signatory

CITADEL EQUITY FUND LTD
BY CITADEL ADVISORS LLC AS ITS PORTFOLIO MANAGER

By: ______________________________
Name: DONNA RIX
Title: Authorized Signatory

per Sellers

YORK CAPITAL MANAGEMENT GLOBAL ADVISORS LLC, ON BEHALF OF FUNDS AND/OR ACCOUNTS MANAGED AND/OR ADVISED BY IT AND/OR ITS AFFILIATES

By: ______________________________

Name: Richard P. Swanson

Title: General Counsel

BENNETT RESTRUCTURING FUND, L.P.

By: Restructuring Capital Associates, L.P., its general partner

By: Bennett Capital Corporation, its general partner

By: Warren Frank
Name: Warren Frank
Title: Vice President & Treasurer

BENNETT OFFSHORE RESTRUCTURING FUND, INC.

By: Bennett Offshore Investment Corporation, its investment manager

By: Warren Frank
Name: Warren Frank
Title: Vice President & Treasurer

CVI EMCVF Lux Securities Trading S.a.r.l.
By: CarVal Investors, LLC
Its Attorney-in-Fact

By: Benjamin Ramli
Name: Benjamin Ramli
Title: Authorized Signed

EOC Lux Securities S.a.r.l.
By: CarVal Investors, LLC
Its Attorney-in-Fact

By: Benjamin Ramli
Name: Benjamin Ramli
Title: Authorized Signed

KNIGHTHEAD MASTER FUND, L.P.
BY: KNIGHTHEAD CAPITAL MANAGEMENT, LLC, ITS INVESTMENT MANAGER

By: ______________________________

Name: Laura Torrado

Title: Authorized Signatory

KNIGHTHEAD (NY) FUND, L.P.
BY: KNIGHTHEAD CAPITAL MANAGEMENT, LLC, ITS INVESTMENT ADVISOR

By:______________________________
Name: Laura Torrado
Title: Authorized Signatory

KNIGHTHEAD ANNUITY & LIFE ASSURANCE COMPANY
BY: KNIGHTHEAD CAPITAL MANAGEMENT, LLC, ITS INVESTMENT ADVISOR

By: ______________________

Name: Laura Torrado

Title: Authorized Signatory

Accepted and agreed as of the date first set forth above.

OI S.A. - UNDER JUDICIAL REORGANIZATION

By:______________________________
Name:
Title:

TELEMAR NORTE LESTE S.A. – UNDER JUDICIAL REORGANIZATION

By:______________________________
Name:
Title:

OI MÓVEL S.A. – UNDER JUDICIAL REORGANIZATION

By :______________________________
Name:
Title:

COPART 4 PARTICIPAÇÕES S.A. – UNDER JUDICIAL REORGANIZATION

By:______________________________
Name:
Title:

COPART 5 PARTICIPAÇÕES S.A. – UNDER JUDICIAL REORGANIZATION

By:________________________________
Name:
Title:

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V. – UNDER JUDICIAL REORGANIZATION

By:________________________________
Name:
Title:

OI BRASIL HOLDINGS COÖPERATIEF U.A. – UNDER JUDICIAL REORGANIZATION

By:________________________________
Name:
Title:

WITNESSES:

By:________________________________
Name: MARCELO AUGUSTO S. FERREIRA
Title: DIRETOR DE RELAÇÕES COM INVESTIDORES

By:________________________________
Name: SELCIMAR LUIZ ROCHA PINTO
Title: ESPECIALISTA FINANCEIRO

Exhibit A

Agreed Plan (Portuguese)

Exhibit B

Investor Transfer Form

Reference is made to that certain Subscription and Commitment Agreement (as it may be amended or supplemented from time to time, the "SRC Agreement")[1], entered into as of December 19, 2017 between (i) Oi – In Judicial Reorganization and certain of its affiliates (collectively, the "Debtors") and (ii) certain Investors. Both [Transferor Investor] (the "Transferor Investor") and [Transferee Investor] (the "Transferee Investor") are Parties to the SRC Agreement. Pursuant to and following the completion of the procedures set forth in *Section 9(b)* (*Transferability of Commitments*) of the SRC Agreement, the following has occurred:

- The Transferor Investor has become obligated to transfer the Commitment amount set forth below at the price set forth below to the Transferee Investor;
- The Transferee Investor has become obligated to purchase the Commitment amount set forth below at the price set forth below from the Transferor Investor;
- The Transferee Investor has transferred the Total Purchase Price set forth below to the Transferor Investor;
- The Transferee Investor has demonstrated to the Debtors' satisfaction the financial capacity to perform under the SRC Agreement;
- If the Transferee Investor is transferring the Commitment amount set forth below to a Person, other than a "qualified institutional investor" (as defined in Rule 144A promulgated under the Securities Act), such transfer is being made in compliance with Regulation S under the Securities Act; and
- The Transferee Investor makes each of the representations and warrantees of an Investor set forth in the SRC Agreement, and agrees to be bound by each of the covenants of an Investor set forth in the SRC Agreement, as if such representation, warranties and covenants were set forth herein *mutatis mutandis*.

Accordingly, the Transferor Investor hereby effectuates the assignment of the Transferred Commitment set forth below to the Transferee Investor. Except as otherwise provided therein following an assignment of Commitments, the SRC Agreement shall remain in full force and effect with respect to the Transferor Investor and the Transferee Investor.

Transferred Commitment	
Percentage (%) of Commitment ***(as a percentage of all Commitments held by all Investors):***	

1 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SRC Agreement.

Total Purchase Price:	

[*Signature Block of Transferor Investor*, as Transferor Investor]

____
Name:
Title:
Date:

[*Signature Block of Transferee Investor*, as Transferee Investor]

____
Name:
Title:
Date:

Exhibit C

Third-Party Commitment Transfer and Joinder Form

Reference is made to that certain Subscription and Commitment Agreement (as it may be amended or supplemented from time to time, the "SRC Agreement")[1], entered into as of December 19, 2017 between (i) Oi – In Judicial Reorganization and certain of its affiliates (collectively, the "Debtors") and (ii) certain Investors. [Transferor Investor] (the "Transferor Investor") is a party to the SRC Agreement and prior to execution this joinder (the "Joinder"), [Transferee Investor] (the "New Investor Transferee") was not. Pursuant to and following the completion of the procedures set forth in *Sections 9(b)* and *(e)* (*Transferability of Commitments*) of the SRC Agreement, the following has occurred:

- The Transferor Investor has agreed to transfer, and the New Investor Transferee has agreed to purchase, the Commitment amount set forth below at the price set forth below;
- The New Investor Transferee has transferred to the Total Purchase Price set forth below to the Transferor Investor;
- The New Investor Transferee has demonstrated to the Debtors' satisfaction the financial capacity to perform under the SRC Agreement;
- If the Transferee Investor is transferring the Commitment amount set forth below to a Person, other than a "qualified institutional investor" (as defined in Rule 144A promulgated under the Securities Act), such transfer is being made in compliance with Regulation S under the Securities Act; and
- The New Investor Transferee makes each of the representations and warrantees of an Investor set forth in the SRC Agreement, and agrees to be bound by each of the covenants of an Investor set forth in the SRC Agreement, as if such representation, warranties and covenants were set forth herein *mutatis mutandis*.

Accordingly, the New Investor Transferee hereby effectuates the assignment of the Transferred Commitment set forth below to the New Investor Transferee. In turn, the New Investor Transferee, acknowledging that it has read and understands the SRC Agreement, hereby agrees to be bound by the terms and conditions of the SRC Agreement with respect to its Commitment, and any further Commitment that it may hereafter acquire. From the date of signing of this Joinder until the SRC Agreement terminates with respect to such New Investor Transferee according to its terms, such New Investor Transferee shall be considered an Investor under the SRC Agreement and shall all have all rights and obligations of an Investor under such SRC Agreement.

Except as otherwise provided therein following an assignment of Commitments, the SRC Agreement shall remain in full force and effect with respect to the Transferor Investor.

[1] Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SRC Agreement.

Transferred Commitment	
Percent (%) of Commitment ***(as a percentage of all Commitments held by all Investors):***	
Total Purchase Price:	

[*Signature Block of Transferor Investor*, as Transferor Investor]

____
Name:
Title:
Date:

[*Signature Block of New Investor Transferee*, as New Investor Transferee]

____
Name:
Title:
Date:

Schedule 1 - Commitment Schedule

Entity[1]	Commitment Percentage	BRL Commitment	
Benefit Street Partners LLC (not on its own but as investment manager to certain investing funds)	3.74%	BRL	149,596,292.17
Brookfield Asset Management (not on its own but on behalf of PF Fund Limited Partnership and Brookfield Credit Opportunities Master Fund L.P.)	9.53%	BRL	381,255,586.66
GoldenTree Asset Management LP (not on its own but on behalf of some of the funds and accounts for which it serves as Investment Manager listed on its signature page)	19.83%	BRL	793,030,129.45
Charcoal Crux Fund, L.L.C.	3.89%	BRL	155,679,650.65
Redwood Capital Management LLC (not on its own but on behalf of the funds listed on its signature page)	1.38%	BRL	55,088,683.02
Syzygy Capital Management, Ltd.	0.83%	BRL	33,333,333.33
Bennett Restructuring Fund L.P. and Bennett Offshore Restructuring Fund, Inc.	1.68%	BRL	67,136,970.00
Canyon Capital Advisors LLC (on behalf of participating clients)	10.71%	BRL	428,472,487.10
CVI EMCVF Lux Securities Trading S.a.r.l.	0.65%	BRL	25,860,000.00
EOC Lux Securities S.a.r.l.	0.57%	BRL	22,940,000.00
Citadel Equity Fund Limited	5.42%	BRL	216,666,666.67
Knighthead Capital Management, LLC (solely on behalf of certain funds and accounts it manages and/or advises)	3.75%	BRL	150,000,000.00
York Capital Management Global Advisors LLC (on behalf of funds and/or accounts managed and/or advised by it and/or its affiliates)	18.83%	BRL	753,215,971.38
Trinity Investments Designated Activity Company	2.91%	BRL	116,516,885.79
JH Credit, L.L.C.	2.53%	BRL	101,084,740.38
Solus Alternative Asset Management LP (on behalf of funds managed thereby)	13.75%	BRL	550,122,603.40
Total	**100.00%**	**BRL**	**4,000,000,000.00**

[1] Where applicable, allocations among the funds or accounts referenced or listed herein or on the applicable signature pages shall be determined at a later date.